Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 9, 2015 with respect to the consolidated balance sheets of People’s Utah Bancorp and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-1.

/s/ TANNER LLC

Salt Lake City, Utah

April 17, 2015